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                                                           Exhibit No. 99(b)(11)



                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 46 (File No. 2-73948) under the Securities Act of 1933 and Post-Effective Amendment No. 47 (File No. 811-3258) uner the Investment Company Act of 1940 to the Registration Statement on Form N-1A of DFA Investment Dimensions Group Inc. of our reports dated January 17, 1997 on our audits of the financial statements and financial highlights of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company as of November 30, 1996 and for the respective periods then ended.

We also consent to the reference to our Firm under the caption "Financial Statements" in the Statement of Additional Information.




COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 12, 1997